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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                ________________________________________________

                                    FORM 15

            Certification and Notice of Termination of Registration
             under Section 12(g) of the Securities Exchange Act of
          1934 or Suspension of Duty to File Reports Under Section 13
               and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 0-21226

                         SEAMAN FURNITURE COMPANY, INC.
             (Exact name of registrant as specified in its charter)

               300 CROSSWAYS PARK DRIVE, WOODBURY, NEW YORK 1797
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (Title of each class of securities covered by this form)

                                      NONE
             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [X]  Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)    [ ]  Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)     [ ]  Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)    [ ]  Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)     [ ]

     Approximate number of holders of record of each class covered by this form as of the certification or notice date: Three

     Pursuant to the requirements of the Securities Exchange Act of 1934, Seaman Furniture Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  December 23, 1997    /s/ Alan Rosenberg
                            ----------------------------------------------
                                Alan Rosenberg
                                President